UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 5, 2018
(Date of earliest event reported)

SCIO DIAMOND TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 333-166786

Nevada
(State or other jurisdiction of incorporation)

45-3849662
(IRS Employer Identification No.)

411 University Ridge Suite D
Greenville, SC  29601
(Address of principal executive offices, including zip code)

(864) 751-4880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing
is intended to simultaneously satisfy the filing obligation
of the registrant under any of the following provisions:

Written communications pursuant to Rule 425
under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under
the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b)
under the Exchange Act 17 CFR 240.14d-2(b)

Pre-commencement communications pursuant to Ru
le 13e-4(c) under the Exchange Act 17 CFR 240.13e-4(c)

1.01.         Entry into a Material Definitive Agreement.
The Company has entered into an Asset Purchase Agreement, dated as of November 30, 2018, with Adamas One Corp., a Nevada corporation ("Adamas"), pursuant to which Adamas has agreed to purchase all of the assets of the Company in exchange for the following consideration:

1.      Satisfaction of all outstanding secured debt of the Company in the total amount of approximately $3.3 million over the eighteen (18) months following closing.
2.      Issuance to the Company of 350,000 shares of Adamas common stock, with a guaranteed minimum resale price for the Company of $2.00 per share, to be used to settle unsecured debt of the Company in excess of $3,000,000.
3.      Issuance to the Company of 900,000 of Adamas common stock to be distributed to shareholders of the Company upon liquidation of the Company.  The shares will be registered with the
Securities and Exchange Commission, pursuant to a Registration Rights Agreement entered into between the Company and Adamas, and subject to lockup/leakout provisions which will allow the shareholders to sell such shares over the two year period following closing, on a graduated basis.

Consummation of the transaction, and distribution of the Adamas common stock, are subject to satisfaction of numerous conditions, including, but not limited to, shareholder approval by the Company, filing and effectiveness of a registration statement for the Adamas shares to be distributed to Company shareholders and other conditions.
The Company will be providing additional information in connection with the shareholder meeting to be held to approve the transaction.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIO DIAMOND TECHNOLOGY CORPORATION

BY: /s/ Gerald A. McGuire
Gerald A. McGuire
President and Chief Executive Officer
Date:  December 10, 2018